Exhibit 3.13(a)

State of Delaware Secretary of State Division of Corporations Delivered 01:34 PM 01/22/2015 FILED 01:25 PM 01/22/2015 SRV 150083194 - 5679341 FILE

CERTIFICATE OF FORMATION

OF

NRG RPV HOLDING LLC

1.                                      Name: The name of the limited liability company is NRG RPV Holding LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Elizabeth McCormack, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG RPV Holding LLC this 22 day of January, 2015.

/s/ Elizabeth McCormack
Elizabeth McCormack
Authorized Person